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       25 Research Drive, Westborough, Massachusetts 01582
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                              March 14, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  New England Electric Transmission Corporation
     File No. 70-7202

Dear Sirs:

     The statement on Form U-1, as amended, relating to the permanent financing of expenditures, incurred by New England Electric Transmission Corporation (the Company) in connection with the construction of certain transmission facilities constituting part of a major transmission interconnection between New England Utilities and Hydro-Quebec, was permitted to become effective August 7, 1986.

     On March 14, 1997, the Company purchased 10 shares of its common stock from New England Electric System at a price of $27,778.55 per share for a sum of $277,785.50.

     I have reviewed the opinion of Robert D. Hartshorne, dated July 19, 1986, filed as Exhibit F and my opinions dated
October 27, 1986, April 24, 1987, July 28, 1989, October 26,
1989, April 27, 1990, January 28, 1991, July 30, 1991, May 7,
1992, October 29, 1992, October 29, 1993, July 22, 1994, June 16,
1995, December 6, 1995, March 19, 1996, and September 18, 1996,
filed as Exhibit F to the Certificates of Notification of those dates, and hereby confirm the statements made therein.

     Based on the foregoing, it is my opinion that the above-described transactions were carried out in accordance with the statement.

                              Very truly yours,

                              s/Kirk L. Ramsauer

                              Kirk L. Ramsauer
                              Associate General Counsel